David E. Coffey, CPA

3651 Lindell Road, Suite I

Las Vegas, NV 89103

June 20, 2002

Dynasty International Corporation

Surrey, BC, Canada

    This letter will acknowledge my agreement to include or refer to the financial statements as of March 31, 2002, which I have audited, in the filing of the 3d amendment to Form SB-2 with the Securities and Exchange Commission.

Sincerely,

/s/ David Coffey CPA

David Coffey C. P. A.